Exhibit 99.1

Cogentix Medical Reports Strong Fourth Quarter Operating Results
Q4 Represents Fifth Consecutive Quarter of Cash Operating Profit

Conference Call Today at 11:00a ET

MINNEAPOLIS, MN, March 9, 2017 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company focused on providing the Urology, Uro/Gyn and Gynecology markets with innovative and proprietary products, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter Highlights & Recent Corporate Developments

•
Cogentix Medical closed on a $25 million equity investment by Accelmed Growth Partners, L.P. and completed the exchange of all debt and accrued interest (face value totaling $29.5 million) into 17.7 million shares of common stock on November 3, 2016, as previously announced.  As a result of these transactions, and with cash generated from operations during the fourth quarter, the Company finished the year with $28.3 million of cash and investments and no debt.

•	Due to market demand, the Company continues to expand its sales and marketing efforts for the Urgent PC® and PrimeSight™ product lines to targeted Uro/Gyn and Gynecology practices.
•
Cogentix Medical continues to aggressively pursue a vigorous business development process.  The process has advanced to include active due diligence review of several inbound opportunities. The business development process is designed to enhance value for both our physician customers and our shareholders.

•
Fourth quarter revenue totaled $13.2 million vs. $13.6 million in the fourth quarter of 2015; fourth quarter revenue from Urology products totaled $11.8 million, an increase of $0.7 million or 6.2% over the fourth quarter of the prior year.  Non-urology product revenue declined by $1.1 million versus the fourth quarter of the prior year.

•	Fourth quarter gross margin was 69.8%, up 580 basis points from the year ago quarter while operating expenses were down $0.6 million compared to the same quarter of the prior year.
•	Fourth quarter GAAP operating profit was $0.5 million and increased $1.2 million from the operating loss of $0.7 million in the year ago quarter.
•
Cash operating profit, a non-GAAP financial measure that excludes non-cash items and one time charges, totaled $1.5 million in the fourth quarter (an increase of $1.0 million from the same period of last year) and is the fifth consecutive quarter the Company has generated a cash operating profit.

“During 2016, Cogentix Medical successfully executed our plan to grow our business in the urology market, broaden the number of deep relationships with our customer base and dramatically improve the Company’s balance sheet.  We’ve never been in a better position to drive value for our customers as well as our shareholders,” said Darin Hammers, President and CEO.  “The Company’s PrimeSight™ endoscopy products for the urology market led the way in the fourth quarter with 18 percent revenue growth and continue to represent a meaningfully differentiated solution for our urology customers and a significant growth opportunity for Cogentix.  Our total Urology revenue grew 6% in the fourth quarter, but our overall revenue showed a slight decline from the prior year as our non-urology Industrial and Airway Management products each saw a significant reduction in revenue.  As we look forward to 2017, our team’s key objectives are to drive the organic growth of the urology business while expanding our sales efforts to targeted Urology, Uro/Gyn and Gynecology practices. At the same time, we expect to supplement our organic growth through the execution of business development activities in our targeted market segments enabled by our greatly improved balance sheet.”

Financial Results for the Fourth Quarter Ended December 31, 2016

For the quarter ended December 31, 2016, the Company had total revenue of $13.2 million compared to $13.6 million in the year ago quarter.  The $0.4 million change in reported revenue is attributable to a $1.1 million decrease in Industrial and Airway Management revenue, partially offset by the $0.7 million increase in Urology revenue. Revenue from PrimeSight™ endoscopy technologies totaled $4.1 million, up $0.6 million or 18% from the comparable year-ago period. Urgent PC® revenue totaled $5.5 million compared to $5.6 million in the comparable year ago period, comprised of unit growth in the US of 4% offset by lower average selling prices.  Macroplastique revenue in the quarter of $1.9 million increased $0.1 million compared to the prior year period.

Gross margin for the quarter ended December 31, 2016 was 69.8%, up 580 basis points from the 64.0% gross margin in the year-ago period. Operating expenses in the quarter totaled $8.8 million, representing a decrease of more than $0.6 million as compared to $9.4 million in the same period of the prior year.  The decrease is primarily attributable to lower sales expense, partially offset by higher research and development expenses.

Operating profit for the quarter was $0.5 million, representing an increase of $1.2 million as compared to the operating loss of $0.7 million in the year ago period. Cash operating profit, which is operating profit excluding all non-cash items and one time charges, was $1.5 million for the quarter ended December 31, 2016, an increase of $1.0 million from the year-ago quarter. In the fourth quarter of this year, the Company recorded non-cash debt conversion expense of $18.8 million as a result of the conversion of $29.5 million (face value) of debt and accrued interest into equity.  As a result, net loss was $18.6 million ($0.40 per share) in the quarter ended December 31, 2016, compared to a net loss of $1.1 million ($0.04 per share) in the comparable year-ago period.

At December 31, 2016 the Company’s cash and investments totaled $28.3 million. The substantial increase in cash and investments from the end of the third quarter is a result of the $25.0 million ($23.4 million after expenses) equity investment by Accelmed and cash generated from operations. There were no borrowings under the Company’s $7.0 million line of credit as of December 31, 2016.

Financial Results for the Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2016, total revenue of $51.9 million represented an increase of 5% when compared to the pro forma combined revenue for the twelve months ended December 31, 2015 of $49.3 million.  This $2.6 million increase is due to a $3.5 million increase in Urology revenue and a $0.9 million decrease in Industrial and Airway Management revenue.

Operating loss for the year ended December 31, 2016 was $1.8 million, compared to the pro forma operating loss of $12.0 million in the year ending December 31, 2015.  Cash operating profit was $4.3 million for the year ended December 31, 2016, excluding all non-cash items and one time charges, an increase of $6.3 million from the pro forma cash operating loss for the year ended December 31, 2015.

Pro forma combined revenue and cash operating profit (loss) are non-GAAP financial measures for the twelve months ended December 31, 2015, calculated as if Cogentix’s predecessors Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date.  These pro forma results include the sum of the historical results of each predecessor company prior to the March 31, 2015 merger date, as well as post-merger historical results for the combined company. For a reconciliation of these financial measures to the most directly comparable GAAP financial measures, and for more information on their disclosure and use, please see “Non-GAAP Financial Measures” below.

Conference Call

Cogentix Medical will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Darin Hammers, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the event. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 78544327. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 78544327. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique PrimeSight™ product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk
310-579-6199/415-652-9100

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about expected revenue growth rates; the Company’s expectations regarding operating profit and cash operating profit; and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company’s control; competitive market factors; actual or contingent liabilities; the adequacy of the Company’s capital resources; and the risks identified under the heading “Risk Factors” in the transition report on Form 10-K, for the nine month transition period ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2016. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company’s businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31		Twelve Months Ended December 31	Nine Months Ended December 31
	2016	2015	2016	2015

Net sales	$13,232,333	$13,637,956	$51,851,159	$36,622,355
Cost of goods sold	3,990,178	4,912,598	16,248,111	$12,519,443

Gross profit	9,242,155	8,725,358	35,603,048	24,102,912
	69.8%	64.0%	68.7%	65.8%
Operating expenses
General and administrative	1,690,139	1,701,895	6,778,010	5,530,909
Research and development	1,445,936	1,070,667	4,701,539	3,168,753
Selling and marketing	5,040,686	5,987,719	21,313,364	18,484,063
Amortization of intangibles	590,858	634,191	2,363,432	1,902,573
Proxy settlement costs	-	-	2,257,654	-
Merger related costs	-	45,000	-	950,469
	8,767,619	9,439,472	37,413,999	30,036,767

Operating income (loss)	474,536	(714,114)	(1,810,951)	(5,933,855)

Other income (expense)
Interest income	24,926	455	25,455	3,337
Interest expense	(150,783)	(374,499)	(1,298,253)	(1,071,441)
Debt conversion expense	(18,841,407)	-	(18,841,407)	-
Foreign currency exchange gain (loss)	14,443	9,803	(25,868)	14,313
Other	846	-	846	-
	(18,951,975)	(364,241)	(20,139,227)	(1,053,791)

Loss before income taxes	(18,477,439)	(1,078,355)	(21,950,178)	(6,987,646)

Income tax expense	92,647	11,722	144,769	39,832

Net loss	$(18,570,086)	$(1,090,077)	$(22,094,947)	$(7,027,478)

Basic and diluted net loss per common share	$(0.40)	$(0.04)	$(0.71)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	46,946,182	25,377,728	30,903,035	25,377,955

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$9,369,624	$1,976,594
Short-term investments	13,573,057	-
Accounts receivable, net	6,770,838	8,191,391
Inventories	7,235,043	4,584,844
Other	571,527	834,076
Total current assets	37,520,089	15,586,905

Property, plant, and equipment, net	2,115,316	2,554,822
Goodwill	18,749,888	18,749,888
Other intangible assets, net	9,482,578	11,846,009
Long-term investments	5,344,004	-
Deferred tax assets and other	163,427	269,121
Total assets	$73,375,302	$49,006,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,689,035	$2,209,473
Income tax payable	113,191	20,866
Accrued liabilities:
Compensation	4,670,640	3,281,809
Deferred revenue	597,524	307,936
Accrued legal fees	34,667	57,515
Accrued foreign and domestic sales tax/VAT	327,992	242,832
Accrued employee expenses	88,557	39,753
Other	387,056	301,461

Total current liabilities	8,908,662	6,461,645

Convertible debt – related party, net	-	23,336,854
Interest payable	-	757,615
Accrued pension liability	308,918	663,071
Deferred rent	639,019	671,088
Other	278,780	157,453

Total liabilities	10,135,379	32,047,726

Total shareholders’ equity	63,239,923	16,959,019

Total liabilities and shareholders’ equity	$73,375,302	$49,006,745

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Twelve months ending December 31,	Nine months ending December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(22,094,947)	$(7,027,478)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,136,109	2,569,636
Debt conversion expense	18,841,407	-
Loss on disposal of equipment	5,640	4,859
Amortization of premium on available-for-sale securities	8,003	-
Share-based compensation expense	748,119	978,952
Amortization of discount on related party debt	940,923	807,356
Long term incentive plan	(74,404)	(78,188)
Tax benefit	57,536	65,799
Deferred rent	3,777	636,615
Proceeds from restricted stock exchanged for taxes	(57,343)	(20,132)
Changes in operating assets and liabilities:
Accounts receivable	1,359,056	(1,663,510)
Inventories	(2,655,221)	246,273
Other current assets	253,553	696,742
Accounts payable	484,237	(1,759,500)
Interest payable	292,049	233,873
Accrued compensation	1,609,281	(4,579)
Accrued liabilities, other	270,612	(1,666,431)
Accrued pension liability	(116,395)	(29,940)
Deferred revenue	288,329	154,684
Net cash provided by (used in) operating activities	3,300,321	(5,854,969)

Cash flows from investing activities:
Purchases of available-for-sale securities	(18,945,717)	-
Purchases of property, plant and equipment	(355,145)	(1,411,042)
Net cash used in investing activities	(19,300,862)	(1,411,042)

Cash flows from financing activities:
Proceeds from financing, net	23,428,900	-
Net cash provided by financing activities	23,428,900	-

Effect of exchange rates on cash and cash equivalents	(35,329)	(19,298)

Net increase (decrease) in cash and cash equivalents	7,393,030	(7,285,309)

Cash and cash equivalents at beginning of period	1,976,594	9,261,903

Cash and cash equivalents at end of period	$9,369,624	$1,976,594

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$42,957	$39,832
Cash paid during the period for interest	$62,418	$30,213

Non-GAAP Financial Measures:

The table set forth below entitled “Cash Operating Profit (Unaudited)” provides the non-GAAP cash operating profit for the Company for the three months ended December 31, 2016 and December 31, 2015.  This table reconciles the Company’s operating income / loss calculated in accordance with GAAP to the Company’s cash operating income, a non-GAAP financial measure that excludes non-cash charges for share-based compensation, depreciation and amortization as well as one-time costs.

The table set forth below entitled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue for the twelve months ended December 31, 2015 as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and includes the sum of the historical results of each predecessor company prior to the March 31, 2015 merger date.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.

The table set forth below entitled “Pro forma Cash Operating Profit (Unaudited)” for the twelve months ended December 31, 2016 and December 31, 2015 provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This table reconciles the Company’s operating loss calculated in accordance with GAAP to the Company’s pro forma cash operating income / loss, a non-GAAP financial measure that excludes non-cash charges for share-based compensation, depreciation and amortization as well as one-time costs.

The non-GAAP and/or pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial measures described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP cash operating income / loss, for internal managerial purposes because we believe such measures are important indicators of the strength and operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Q4 Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
REVENUE BY PRODUCT
QUARTER ENDED December 31,

(dollars in thousands)
Market/Product	2016	2015	$ Change	% Change
PrimeSight	$4,137	$3,511	$626	17.8%
Urgent PC	5,517	5,628	(111)	(2.0%)
Macroplastique	1,877	1,749	128	7.3%
Other	316	271	45	16.6%
Total Urology	$11,847	$11,159	$688	6.2%

Airway Management	$727	$1,068	$(341)	(31.9%)
Industrial	658	1,411	(753)	(53.4%)
Total Other	$1,385	$2,479	$(1,094)	(44.1%)

Combined Revenue	$13,232	$13,638	$(406)	(3.0%)

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
QUARTER ENDED December 31,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$13,232	$13,638	$(406)	(3.0%)
Gross profit	9,242	8,725	517	5.9%
	69.8%	64.0%

Operating costs	8,176	8,760	(584)	(6.7%)
Amortization of intangibles	591	634	(43)	(6.8%)
One-time costs	-	45	(45)	n/m
Operating income (loss)	475	(714)	1,189	n/m

Non cash operating costs	1,070	1,232	(162)	(13.1%)
One-time costs	-	45	(45)	n/m
Cash operating profit, excluding one-time costs	$1,545	$563	$982	174.4%

YTD Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
TWELVE MONTHS ENDED December 31,

(dollars in thousands)
Market/Product	2016	2015	$ Change	% Change
PrimeSight	$15,016	$12,452	$2,564	20.6%
Urgent PC	21,237	20,169	1,068	5.3%
Macroplastique	7,387	7,555	(168)	(2.2%)
Other	1,109	1,098	11	1.0%
Total Urology	$44,749	$41,274	$3,475	8.4%

Airway Management	$3,206	$4,277	$(1,071)	(25.0%)
Industrial	3,896	3,756	140	3.7%
Total Other	$7,102	$8,033	$(931)	(11.6)

Combined Revenue	$51,851	$49,307	$2,544	5.2%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
TWELVE MONTHS ENDED December 31,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$51,851	$49,307	$2,544	5.2%
Gross profit	35,603	32,502	3,101	9.5%
	68.7%	65.9%

Operating costs	32,793	38,343	(5,550)	(14.5%)
Amortization of intangibles	2,363	1,910	453	23.7%
One-time costs	2,258	4,275	(2,017)	(47.2%)
Operating loss	(1,811)	(12,026)	10,216	(84.9%)

Non cash operating costs	3,810	5,750	(1,940)	(33.7%)
One-time costs	2,258	4,275	(2,017)	(47.2%)
Cash operating profit, excluding one-time costs	$4,257	$(2,001)	$6,258	n/m